EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of  common stock, $0.01 par value per share, of Dun & Bradstreet Holdings, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 12, 2021

CANNAE HOLDINGS, INC.

	By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

CANNAE HOLDINGS, LLC

	By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Managing Director, General Counsel and Corporate Secretary

DNB HOLDCO, LLC

	By	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President and General Counsel